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                                                                    EXHIBIT 99.1


       RISK FACTORS RELATING TO THE PENDING MERGER OF ACCORD NETWORKS LTD.
                 WITH A WHOLLY-OWNED SUBSIDIARY OF POLYCOM, INC.


         The risks below relate to the pending merger of Merger Sub Ltd., a wholly-owned subsidiary of Polycom, Inc., with and into Accord Networks Ltd., an Israeli corporation, which would survive the merger as a wholly-owned subsidiary of Polycom. Polycom and Accord expect to complete the merger in the first quarter of 2001. An investment in Polycom common stock involves a high degree of risk. The pending merger of Polycom and Accord involves a number of risks which are specific to the merger and to the combined company that would result if the merger is completed. In addition to the other information contained or incorporated by reference in or annexed to Polycom's filings in accordance with the Securities Exchange Act of 1934 with the Securities and Exchange Commission, you should carefully consider the following risk factors before making an investment decision. Additional information concerning the pending merger of Polycom and Accord is available in the Registration Statement on Form S-4, as amended (File No. 333-52232), filed by Polycom with the Securities and Exchange Commission on January 9, 2001.


RISKS RELATED TO THE MERGER

WHILE POLYCOM'S AND ACCORD'S SHARE PRICES HAVE BEEN VOLATILE IN RECENT PERIODS, THE MERGER EXCHANGE RATIO IS FIXED.

         Upon completion of the merger, each ordinary share of Accord will be exchanged for 0.3065 of a share of Polycom common stock. The exchange ratio will not change even if the market price of either or both the Accord ordinary shares and Polycom common stock fluctuates. Accord may not withdraw from the merger or resolicit the vote of its shareholders solely because of changes in the market price of Accord ordinary shares or Polycom common stock. The specific dollar value of Polycom common stock an Accord shareholder will receive upon completion of the merger will depend on the market value of Polycom common stock at that time. Polycom's stock price has been volatile and you should expect it to continue to fluctuate.

POLYCOM AND ACCORD MAY NOT REALIZE THE BENEFITS THEY EXPECT FROM THE MERGER.

         Polycom and Accord may not realize the benefits described in "Reasons for the Merger" below because of the following challenges:

         - incorporating Accord's technology and products into Polycom's next generation of products;

         - integrating Accord's relatively small technical team with Polycom's larger and more widely dispersed engineering organization; and

         - integrating Accord's products with Polycom's business, because Polycom does not have manufacturing, marketing or support experience for these products, which are sold to customers that Polycom does not normally service.

THE INTEGRATION PROCESS MAY DISRUPT POLYCOM'S AND ACCORD'S BUSINESSES AND
  INTERNAL RESOURCES.

         The integration of Polycom and Accord will be complex, time consuming and expensive and may disrupt Polycom's and Accord's businesses. Some of Accord's suppliers, distributors, customers and licensors are Polycom's competitors or work with Polycom's competitors and as a result may terminate their business relationships with Accord as a result of the merger. In addition, the integration process may strain the combined company's financial and managerial controls and reporting systems and procedures. This may result in the diversion of management and financial resources from the combined company's core business objectives.
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GENERAL UNCERTAINTY RELATED TO THE MERGER COULD HARM THE COMBINED COMPANY.

         Polycom's or Accord's customers may, in response to the announcement of the proposed merger, delay or defer purchasing decisions. If Polycom's or Accord's customers delay or defer purchasing decisions, the combined company's revenue could materially decline or any increases in revenue could be lower than expected. Similarly, Polycom and Accord employees may experience uncertainty about their future roles with the combined company. This may harm the combined company's ability to attract and retain key management, marketing and technical personnel. Also, speculation regarding the likelihood of the closing of the merger could increase the volatility of Polycom's and Accord's share prices.

THIRD PARTIES MAY TERMINATE OR ALTER EXISTING CONTRACTS WITH ACCORD.

         Accord has contracts with some of its suppliers, distributors, customers, licensors and other business partners. Certain of these contracts require Accord to obtain consent from these other parties in connection with the merger. If their consent cannot be obtained, Accord may suffer a loss of potential future revenue and may lose rights to facilities or intellectual property that are material to Accord's business and the business of the combined company.

FAILURE TO QUALIFY FOR POOLING-OF-INTERESTS ACCOUNTING TREATMENT MAY HARM THE FUTURE OPERATING RESULTS OF THE COMBINED COMPANY.

         If events occur that cause the merger to fail to qualify for pooling-of-interests accounting treatment, the purchase method of accounting would apply. Purchase accounting treatment would harm the reported operating results of the combined company. Under purchase accounting, Polycom would record the estimated fair value of Polycom common stock issued in the merger in exchange for ordinary shares and vested options to acquire ordinary shares of Accord as the cost of acquiring Accord. A portion of the purchase price would be charged to in process research and development expense. The remainder would be allocated to the net assets acquired, with the excess of the estimated fair value of Polycom common stock issued in the merger over the fair value of net assets acquired recorded as goodwill or other intangible assets. This goodwill and other intangible assets would be amortized in future periods. The estimated fair value of Polycom common stock to be issued in the merger is much greater than the historical net book value at which Accord carries its assets in its accounts.

FAILURE TO COMPLETE THE MERGER COULD HARM ACCORD'S ORDINARY SHARE PRICE AND FUTURE BUSINESS AND OPERATIONS.

         If the merger is not completed, Accord may be subject to the following risks:

         - if the merger agreement is terminated under certain circumstances, Accord will be required to pay Polycom a termination fee of $9,500,000;

         - the price of Accord ordinary shares may decline to the extent that the current market price of Accord ordinary shares reflects a market assumption that the merger will be completed;

         - costs related to the merger, such as legal, accounting and certain financial advisory fees, must be paid even if the merger is not completed; and

         - if the merger is terminated and Accord's board of directors determines to seek another merger or business combination, Accord may not be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger.
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RISKS RELATED TO THE COMBINED COMPANY


UNANTICIPATED FLUCTUATIONS IN THE COMBINED COMPANY'S QUARTERLY OPERATING RESULTS COULD AFFECT THE COMBINED COMPANY'S STOCK PRICE.

         Each of Polycom and Accord believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful indicators of the future operating results of the combined company and should not be relied on as an indication of future performance. If the combined company's quarterly operating results fail to meet the expectations of analysts, the trading price of Polycom common stock following the merger could be negatively affected. Each of Polycom's and Accord's quarterly operating results have varied substantially in the past and those of the combined company may vary substantially in the future depending upon a number of factors described in this section of the proxy statement/prospectus, including many that are beyond the combined company's control.

         Polycom and Accord cannot be certain that the business strategy of the combined company will be successful or that it will successfully manage these risks. If the combined company fails to adequately address any of these risks or difficulties, its business would likely suffer.

EACH OF POLYCOM AND ACCORD HAS EXPERIENCED SIGNIFICANT GROWTH IN ITS RESPECTIVE BUSINESS IN RECENT PERIODS AND THE COMBINED COMPANY'S ABILITY TO MANAGE THIS GROWTH AND ANY FUTURE GROWTH WILL AFFECT ITS ABILITY TO BECOME PROFITABLE.

         Polycom's and Accord's historical growth has placed, and any further growth is likely to continue to place, a significant strain on their respective resources. Polycom has grown from 243 employees at December 31, 1998 to 532 employees at November 30, 2000. At December 31, 1998, Accord had a total of 98 employees, and at November 30, 2000, Accord had a total of 229 employees. The combined company's productivity and the quality of its products may be adversely affected if it does not integrate and train its new employees quickly and effectively. Polycom and Accord also cannot be sure that the combined company's revenues will grow at a sufficient rate to absorb the costs associated with a larger overall headcount. Polycom and Accord expect that the combined company will need to expand its infrastructure, including operating and administrative systems and controls, train employees and coordinate among its executive, engineering, finance, marketing, sales, operations and customer support organizations. In addition, the future growth of the combined company may require significant resources and management attention. Managing this growth will require substantial resources that the combined company may not have and, therefore, impede the combined company's growth.

THE COMBINED COMPANY MAY NOT BE ABLE TO SUSTAIN THE REVENUE GROWTH RATES PREVIOUSLY EXPERIENCED BY ACCORD OR POLYCOM INDIVIDUALLY.

         Although Polycom's and Accord's revenue has grown rapidly in recent years, Polycom and Accord do not anticipate that the combined company will sustain this rate of revenue growth because of the difficulty of maintaining high percentage increases as the base of revenue increases.

THE COMBINED COMPANY WILL NEED TO RETAIN AND RECRUIT EXECUTIVE AND OTHER PERSONNEL TO SUCCESSFULLY RUN AND EXPAND ITS BUSINESS.

         The combined company's success will depend to a significant extent on the continued service of its executive officers and other key employees, including key sales, consulting, technical and marketing personnel. If the combined company loses the services of one or more of its executives or key employees, this could harm the combined company's business and could affect its ability to successfully implement its business objectives. The combined company's future success will also depend in large part on its ability to attract and retain experienced technical, sales, marketing and management personnel.
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POLYCOM AND ACCORD HAVE EXPERIENCED LOSSES IN THE PAST, AND THE COMBINED COMPANY
MAY EXPERIENCE LOSSES IN THE FUTURE.

         Accord and Polycom have experienced losses in the past. Polycom and Accord expect that the combined company will continue to incur significant sales and marketing, product development and administrative expenses. As a result, the combined company will need to generate significant revenue to maintain profitability. Neither Polycom nor Accord can be certain that the combined company will sustain or increase profitability in the future. Any failure to significantly increase revenue as the combined company implements its product and distribution strategies would adversely affect its business.


RISKS RELATED TO POLYCOM

         In determining whether to approve and adopt the merger agreement, approve the merger and exchange their investment in Accord for an investment in Polycom, Accord shareholders should read carefully the section titled "Factors That May Affect Future Performance" on pages 16 through 24 in Polycom's quarterly report on Form 10-Q for the periods ended October 1, 2000, which is incorporated by reference in the proxy statement/prospectus. These risks all relate to Polycom's current business. In addition, Polycom recommends that you carefully note that many of the risks outlined below that relate to Accord's operations in Israel will also apply to the business of the combined company following the merger.

RISKS RELATED TO ACCORD

         In determining whether to approve and adopt the merger agreement and approve the merger and exchange their investment in Accord for an investment in Polycom, Accord shareholders should consider the following risks relating to Accord together with the information about Accord's business, financial condition and results of operations provided elsewhere in this document. If the merger is completed, these risks will continue to apply to your investment in Polycom, although to a lesser degree because Accord's business will, following the merger, represent only a portion of the combined company's business.

ACCORD IS AN EARLY-STAGE COMPANY AND ACCORD'S LIMITED OPERATING HISTORY MAKES EVALUATING ACCORD'S BUSINESS AND PREDICTING ACCORD'S FUTURE RESULTS DIFFICULT. IF ACCORD DOES NOT MEET FINANCIAL EXPECTATIONS, ACCORD'S ORDINARY SHARE PRICE WOULD LIKELY DECLINE.

         Accord has a limited operating history on which to base an evaluation of its business and prospects. As a result, evaluation of Accord's business and prospects may prove inaccurate. If Accord's operating results fall below expectations of securities analysts or investors, the market price of Accord's ordinary shares will likely decline. Accord began its research and development activities in 1994 and commercially released the first version of its system in 1997. Because Accord is an early-stage company, Accord has not yet fully implemented its business model and strategy, and therefore, it is difficult to evaluate whether Accord will be successful.

ACCORD MAY BE UNABLE TO PROTECT ITS PROPRIETARY TECHNOLOGY OR MAINTAIN ITS TECHNOLOGICAL ADVANTAGES, WHICH COULD CAUSE ACCORD TO LOSE ITS INTELLECTUAL PROPERTY RIGHTS OR RESULT IN INCREASED COSTS.

         Accord's success and ability to compete depend to a significant degree on its internally developed proprietary technology. If Accord is unable to protect its proprietary rights, Accord could lose them or incur increased costs. Accord attempts to protect its technology through a combination of patent and trademark applications, copyrights, trade secret and other intellectual property laws and contractual obligations. Accord does not hold any patents for its existing system. Accord's intellectual property protection measures may not be sufficient to prevent misappropriation of its technology and Accord's competitors may independently develop technologies that are substantially equivalent or superior to Accord's technology. Accord also has foreign operations and the laws of many foreign countries may not protect Accord's intellectual property rights to the same extent as the laws of the U.S.

IF ACCORD LOSES THE RIGHT TO LICENSE TECHNOLOGY USED IN ITS SYSTEM, ACCORD'S OPERATIONS MAY BE DISRUPTED, ACCORD'S SALES MAY BE DELAYED AND ACCORD MAY LOSE BUSINESS.

         Accord licenses key technology from third parties that is incorporated into Accord's system, including operating systems and embedded visual, audio and data software. Any interruption in the supply or support of any licensed technology could disrupt Accord's operations, delay its sales and result in the loss of business. Some of Accord's technology is licensed under agreements that are not perpetual and that could expire or require the consent of the other party in the event of a change of control.

THIRD PARTIES MAY CLAIM THAT ACCORD INFRINGES THEIR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD RESULT IN THE LOSS OF ACCORD'S RIGHTS, SUBJECT ACCORD TO LIABILITY AND DIVERT MANAGEMENT'S ATTENTION.

         Accord may be subject to adverse claims or litigation alleging infringement of the intellectual property rights of others. Any adverse claims or litigation, regardless of the merits of the claims or their outcome, could be costly and cause diversion of management's attention. In the past Accord received a letter, and Accord may receive additional letters, indicating that the technology used in Accord's system requires a third-party license. An adverse outcome in any litigation alleging infringement could result in the loss of proprietary rights, subject Accord to significant liabilities, require Accord to seek licenses from third parties, which may not be available on commercially reasonable terms or at all, or prevent Accord from manufacturing or selling Accord's systems.

ACCORD DEPENDS ON THIRD PARTIES TO UPDATE AND SUPPORT KEY TECHNOLOGY THAT ACCORD USES IN ITS SYSTEM, AND ANY INTERRUPTION IN THE ENHANCEMENT, SUPPLY OR SUPPORT OF THIS TECHNOLOGY COULD CAUSE ACCORD TO LOSE CUSTOMERS OR FAIL TO ATTRACT NEW CUSTOMERS.

         Because Accord's system incorporates technology developed and maintained by third parties, Accord depends on these third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. If these third parties fail to do so, it could impede Accord's ability to enhance and update its system, which could cause Accord to lose customers or fail to attract new customers and Accord's revenue could decline.

IF REAL-TIME INTERACTIVE VISUAL COMMUNICATIONS APPLICATIONS ARE NOT DEVELOPED AND ADOPTED FOR BUSINESS AND NON-BUSINESS PURPOSES THEN THE DEMAND FOR ACCORD'S PRODUCTS WILL SLOW AND ACCORD'S REVENUES WILL DECLINE.

         The future growth of Accord's business depends in large part on the widespread development and adoption of real-time interactive visual communications applications for business and non-business purposes. If the development and adoption of real-time interactive visual communications applications do not occur, or occur more slowly than Accord anticipates, then the demand for Accord's products will slow and Accord's revenues will decline.

A SIGNIFICANT PART OF ACCORD'S STRATEGY IS TO SELL TO TELECOMMUNICATIONS SERVICE PROVIDERS, AND IF THAT MARKET FAILS TO DEVELOP AS ACCORD ANTICIPATES, ACCORD MAY NOT BE ABLE TO INCREASE SALES OF ITS SYSTEM. IF ACCORD FAILS TO GROW AS EXPECTED, ACCORD'S ORDINARY SHARE PRICE WILL LIKELY DECLINE.

         Accord believes its future growth in sales volume will depend, in large part, on the expansion of visual communications service offerings beyond videoconferencing by telecommunications service providers. If telecommunications service providers do not expand their service offerings to include new visual communications applications, Accord may not increase sales of its system, and Accord may not grow as expected. If Accord does not meet growth expectations of securities analysts or investors, its ordinary share price will likely decline.
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ACCORD'S MARKET IS HIGHLY COMPETITIVE AND ITS MAIN COMPETITORS ARE LARGER THAN
ACCORD IS, WHICH MAY MAKE IT MORE DIFFICULT TO ACQUIRE AND RETAIN CUSTOMERS.

         Accord competes in a market that is highly competitive, and Accord expects competition to continue to intensify. Competitive pressure may make it difficult for Accord to acquire and retain customers and may require Accord to reduce the price of its system and services. As a result, Accord's revenues could decline. Accord's principal competitors include Ezenia! Inc., Lucent, RADVison Ltd. and CUseeMe Networks, Inc. Some of Accord's competitors have longer operating histories and significantly greater financial, marketing and other resources than Accord does. These companies may have existing relationships with some of Accord's current and prospective customers. These companies also may be able to respond more quickly than Accord can to new or emerging technologies and changes in customer requirements. Accord may not be able to compete successfully with existing or new competitors.

BECAUSE ACCORD DEPENDS ON SALES OF ACCORD'S MGC-100 AND MGC-50 SYSTEMS FOR SUBSTANTIALLY ALL OF ACCORD'S REVENUE, ACCORD IS PARTICULARLY SUSCEPTIBLE TO SUCCESSFUL COMPETITION, PRODUCT OBSOLESCENCE AND DOWNTURNS IN THE VISUAL COMMUNICATIONS MARKET, WHICH COULD CAUSE ACCORD'S REVENUES TO DECLINE.

         Sales of Accord's MGC-100 and MGC-50 systems and related services have historically accounted for all of Accord's revenue. If sales of Accord's MGC-100 and MGC-50 systems and related services decline and if Accord does not develop new systems and services, Accord's revenues may decline, which could cause Accord's ordinary share price to fall. Dependence on two systems makes Accord particularly susceptible to successful competition by others in the industry, to product obsolescence and to downturns in the visual communications market.

TECHNOLOGICAL CHANGES COULD CAUSE ACCORD'S SYSTEM TO BECOME OBSOLETE OR REQUIRE ACCORD TO REDESIGN ITS SYSTEM, WHICH COULD CAUSE ACCORD TO LOSE CUSTOMERS OR INCUR SUBSTANTIAL COSTS.

         The market in which Accord competes is characterized by:

         -   technological changes;

         -   frequent product and feature introductions;

         -   changes in customer demands;

         -   evolving industry standards; and

         -   emerging communications networks.

         If Accord is unable to react to these events, Accord may lose customers or incur substantial costs. Accord expects that the growth of real-time interactive visual communications, as well as technology trends such as the adoption of new types of communication networks and transmission protocols, will require Accord to enhance and adapt its systems and product line to remain competitive. Enhancements and adaptations to Accord's systems and product line could be costly and time-consuming, and Accord may not be able to enhance and adapt its systems and product line quickly or inexpensively enough to compete successfully.

ACCORD'S QUARTERLY FINANCIAL PERFORMANCE IS LIKELY TO VARY SIGNIFICANTLY IN THE FUTURE. ACCORD'S REVENUES AND OPERATING RESULTS IN ANY QUARTER MAY NOT BE INDICATIVE OF ACCORD'S FUTURE PERFORMANCE, AND IT MAY BE DIFFICULT FOR INVESTORS TO EVALUATE ACCORD'S PROSPECTS. IF ACCORD DOES NOT MEET QUARTERLY EXPECTATIONS, ACCORD'S ORDINARY SHARE PRICE WOULD LIKELY DECLINE.

         Accord's quarterly revenues and operating results are difficult to predict and Accord expects them to vary significantly in the future. Accord's operating results in some quarters may fall below the expectations of securities analysts or investors, which would likely cause the market price of Accord's ordinary shares to decline. Accord has a lengthy sales cycle for its system, and it typically takes from one to nine months after Accord first begins discussions with a prospective customer before Accord receives an order from that customer. Accord also has a limited order backlog, which makes revenues in any quarter substantially dependent upon orders Accord receives and delivers in that quarter. Because of these factors, Accord's revenues and operating results in any quarter may not meet market expectations or be indicative of future performance and it may be difficult for investors to evaluate Accord's prospects.

ACCORD MAY BE UNABLE TO DELIVER PRODUCTS ON TIME OR TO GROW ITS BUSINESS BECAUSE OF THE LIMITED SUPPLY OF KEY COMPONENTS IN ITS SYSTEMS.

         Several of the key components in Accord's systems are in limited supply. If Accord is unable to obtain key components, Accord may not be able to deliver products to customers on time, and customers may seek other sources for products similar to Accord's. Either of these results could cause Accord to change its business, cause Accord's revenue to decline or impede its growth. In the past, Accord has experienced shortages in the supply of flash memory components and several chips used in its systems. Accord may be unable to obtain sufficient supplies of its systems' components in the future.

ACCORD ACHIEVED PROFITABILITY FOR THE FIRST TIME IN 1999, AND ACCORD MAY NOT BE ABLE TO SUSTAIN IT. IF ACCORD IS UNABLE TO SUSTAIN OR INCREASE PROFITABILITY, ACCORD'S ORDINARY SHARE PRICE WILL LIKELY DECREASE AND ACCORD MAY BE UNABLE TO GROW ITS BUSINESS.

         Accord has a history of losses and in 1999 achieved profitability for the first time. Accord may not be able to sustain or increase profitability on a quarterly or annual basis. Accord's inability to maintain profitability or positive cash flow could result in disappointing financial results, impede implementation of Accord's growth strategy and cause the market price of its ordinary shares to decrease. Accord incurred net losses of $3.0 million in 1996, $5.0 million in 1997, and $980,000 in 1998.

SOME OF THE KEY COMPONENTS IN ACCORD'S SYSTEMS COME FROM SOLE SOURCE SUPPLIERS. IF THESE SUPPLIERS DELAY OR DISCONTINUE THE MANUFACTURE OF THESE COMPONENTS, RAISE THEIR PRICES OR PRODUCE POOR QUALITY PRODUCTS, ACCORD MAY LOSE CUSTOMERS OR EXPERIENCE INCREASED COSTS.

         Accord purchases a number of key components, including various chips, power supply components and chassis components used in Accord's systems, from sole source suppliers for which alternative sources are not readily available. If these suppliers delay or discontinue manufacture of these components, raise their prices or produce poor quality products, Accord may lose customers and experience increased costs. Accord does not have any agreements that guarantee Accord a minimum supply of these components from Accord's sole source suppliers. If Accord is unable to obtain sufficient quantities of these components or to locate alternative suppliers, Accord may experience delays in shipping its systems or be required to redesign its systems to use other components that are more readily available or are higher quality. If Accord does find alternative suppliers, it may be on unacceptable terms. Any of these results would lead to lower margins or less competitive pricing.

ACCORD DEPENDS ON THIRD PARTY SUBCONTRACTORS TO PARTIALLY ASSEMBLE ITS SYSTEMS, WHICH COULD RESULT IN SYSTEM DELIVERY DELAYS, LOSS OF CUSTOMERS AND LOSS OF REVENUE.

         Accord contracts with a limited number of independent subcontractors to partially assemble the modules and chassis used in Accord's systems. Any significant delays in the delivery of products to Accord by the independent subcontractors could cause delivery delays to Accord's customers, which could result in the loss of both customers and revenue. Accord's subcontractors could experience financial, operational, production or quality assurance difficulties or a catastrophic event that reduced or interrupted delivery of supplies to Accord. Establishing alternative arrangements could take several months. Accord does not know that alternative subcontracting sources will be able to meet Accord's future requirements or that existing or alternative sources will be available to Accord at favorable prices, if at all.

ACCORD'S SYSTEMS MAY SUFFER FROM DEFECTS AND ERRORS, WHICH COULD DELAY MARKET ACCEPTANCE, DAMAGE ACCORD'S CUSTOMER RELATIONSHIPS AND REPUTATION, AND INCREASE SERVICE AND WARRANTY COSTS.

         Software and hardware systems as complex as Accord's may contain undetected errors or defects, especially when first introduced or when new versions are released. Accord's systems may not be free from errors or defects after commercial shipments have begun. Any errors or defects that are discovered after commercial release could result in:

         -   delay in market acceptance;

         -   diversion of development resources;

         -   damage to Accord's customer relationships or reputation; and

         -   increased service and warranty costs.

IF ACCORD IS UNABLE TO EXPAND ITS INTERNATIONAL SALES AND OPERATIONS, ITS REVENUES MAY NOT GROW AS EXPECTED WHICH COULD CAUSE THE PRICE OF ITS ORDINARY SHARES TO DECLINE.

         Accord's ability to increase sales of its systems will depend in part on the expansion of Accord's international sales and operations. If Accord is unsuccessful in expanding its international sales and operations, Accord's sales and revenue may not grow as expected. If Accord does not meet the growth expectations of securities analysts and investors, the market price of Accord's ordinary shares will likely decline. Approximately 20.0% of Accord's revenues in 1999 and approximately 26.0% of Accord's revenues for the nine months ended September 30, 2000 were derived from sales to customers outside of North America, primarily in Europe and Asia. Accord intends to expand its sales activities in these and other regions. International sales of visual communications networking equipment are subject to a number of risks that could prevent Accord from selling its systems in a particular country, including:

         - conflicting and changing governmental laws and regulations relating to imports and the use of communications equipment;

         -   difficulties in collecting payments from Accord's customers; and

         -   foreign currency exchange rate fluctuations.

IF ACCORD DOES NOT ATTRACT AND RETAIN A SKILLED WORKFORCE, ACCORD'S CUSTOMER SUPPORT AND PRODUCT DEVELOPMENT OPERATIONS WILL SUFFER AND ACCORD MAY NOT BE ABLE TO SUSTAIN OR GROW ITS BUSINESS.

         Accord believes that its future success will depend on its ability to attract and retain skilled engineering and customer support personnel. If Accord is unable to hire or retain these individuals, Accord's customer support and product development operations will suffer and Accord may not be able to sustain or grow its business. The market for qualified personnel in the technology industry is highly competitive and Accord has experienced difficulty in recruiting qualified personnel. Recruiting qualified personnel is an expensive, competitive and time-consuming process.

ACCORD'S GROWTH WILL CONTINUE TO PLACE A SIGNIFICANT STRAIN ON ACCORD'S RESOURCES. IF ACCORD IS UNABLE TO MANAGE ITS EXPANDING OPERATIONS ACCORD'S REVENUES MAY NOT INCREASE, ACCORD'S COST OF OPERATIONS MAY RISE AND ACCORD MAY NOT SUSTAIN PROFITABILITY.

         Accord has rapidly expanded its operations both in the U.S. and abroad and anticipates that further expansion will be required to execute its growth strategy. If Accord fails to successfully manage the challenges Accord's growth poses, its revenues may not increase, its cost of operations may rise and Accord may not remain profitable. Accord's research and development facilities are located in Israel, and Accord's directors, executive officers and other key employees are located in the United States, Israel and the United Kingdom. Accord also maintains offices in China and Accord plans to open offices in other countries to market and sell its system in those countries and surrounding regions. Accord's rapid growth and international expansion has placed significant demands on its management, financial, technical and other resources. These demands are likely to continue to increase.


RISKS RELATED TO OPERATIONS IN ISRAEL

POTENTIAL POLITICAL, ECONOMIC AND MILITARY INSTABILITY IN ISRAEL MAY HARM ACCORD'S ABILITY TO PRODUCE AND SELL ACCORD'S SYSTEMS.

         Accord's principal research and development and manufacturing facilities and many of Accord's suppliers are located in Israel. Any future armed conflicts or political instability in the region could impair Accord's ability to produce and sell Accord's systems and could disrupt research or developmental activities. Political, economic and military conditions in Israel directly affect Accord's operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. The future of peace efforts between Israel and its Arab neighbors remains uncertain, and in recent months there has been a marked increase in civil unrest and hostility between Israelis and Palestinians. Several countries still restrict business with Israel and Israeli companies. These restrictive laws and policies may have an adverse impact on Accord's operating results, financial condition or the expansion of Accord's business.

IF ACCORD'S KEY PERSONNEL IS REQUIRED TO PERFORM MILITARY SERVICE, ACCORD WILL BE DEPRIVED OF THEIR SERVICES AND ACCORD'S OPERATIONS MAY BE DISRUPTED.

         Many of Accord's executive officers, directors and employees in Israel are obligated to perform annual military reserve duty and are subject to being called to active duty at any time under emergency conditions. Accord's operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees due to military service. Any disruption in Accord's operations could negatively affect Accord's profitability.

BECAUSE ACCORD'S REVENUES ARE GENERATED IN U.S. DOLLARS AND A SIGNIFICANT PORTION OF ACCORD'S EXPENSES ARE INCURRED IN NEW ISRAELI SHEKELS, ACCORD'S RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED BY INFLATION AND CURRENCY FLUCTUATIONS.

         Accord generates its revenues in U.S. dollars but incurs a significant portion of its expenses, principally salaries and related personnel expenses, in new Israeli shekels, commonly referred to as NIS. As a result, Accord is exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the dollar or that the timing of any devaluation may lag behind inflation in Israel. If the dollar cost of Accord's operations in Israel increases, Accord's dollar-measured results of operations will be adversely affected. Accord's operations also could be adversely affected if Accord is unable to protect itself from currency fluctuations in the future.

THE GOVERNMENT GRANTS WHICH ACCORD RECEIVES AND TAX BENEFITS TO WHICH ACCORD IS ENTITLED REQUIRE ACCORD TO MEET SEVERAL CONDITIONS AND MAY BE TERMINATED OR REDUCED IN THE FUTURE, WHICH WOULD INCREASE ACCORD'S COSTS OR TAXES.

         Accord receives research and development grants and is entitled to tax benefits under Israeli government programs, particularly as a result of the approved enterprise status of Accord's existing facilities in Israel. The termination or reduction of these programs and the tax benefits could cause Accord's costs to increase, which could prevent Accord from maintaining profitability. From 1995 through September 30, 2000, Accord received or accrued research and development grants from the government of Israel totaling approximately $8.3 million, and Accord has paid or accrued royalties in an aggregate amount of $2.5 million. The Israeli government has reduced the
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benefits available under these programs in recent years and has indicated that it may reduce or eliminate these benefits in the future. Accord has submitted and may submit in the future requests for expansion of its approved enterprise programs or for new programs. These requests might not be approved. Some of these programs restrict Accord's ability to manufacture particular products or transfer particular technology outside of Israel. Accord may choose in the future not to request funding from Israeli government programs.

ACCORD MAY BE RESTRICTED FROM TRANSFERRING MANUFACTURING AND CERTAIN TECHNOLOGY DEVELOPED PURSUANT TO GRANTS PROVIDED BY THE OFFICE OF THE CHIEF SCIENTIST OUTSIDE ISRAEL. SUCH TRANSFERS, IF ALLOWED, MAY REQUIRE ACCORD TO PAY SIGNIFICANT INCREASED ROYALTIES THAT WOULD ADVERSELY AFFECT ITS BUSINESS.

         Under Israeli law, it is prohibited to transfer technology developed pursuant to grants from the Office of the Chief Scientist to any person without the prior written consent of the Office of the Chief Scientist. The grants also contain restrictions on the ability to manufacture products developed with these grants outside of Israel. Approval to manufacture such products outside of Israel, if granted, is generally subject to an increase in the total amount to be repaid to the Office of the Chief Scientist to between 120% to 300% of the amount granted, depending on the extent of the manufacturing to be conducted outside of Israel. These restrictions on the ability to transfer technology to third parties or manufacture products outside Israel may adversely affect Accord's operating results and significantly reduce the value of the technology.

PROPOSED TAX REFORM IN ISRAEL MAY REDUCE ACCORD'S TAX BENEFITS WHICH COULD NEGATIVELY AFFECT ACCORD'S PROFITABILITY.

         On May 4, 2000, a committee chaired by the director general of the Israeli Ministry of Finance issued a report recommending widespread reform in Israel's tax system. If the reform is adopted as recommended in the report, some of the tax benefits to approved enterprises such as Accord's may be reduced, and purchasers of Accord's ordinary shares may have to pay higher taxes in the future. A reduction in the tax benefits available to Accord could negatively affect Accord's profitability. The Israeli cabinet has approved the recommendation in principle, but implementation of the reform requires legislation by Israel's parliament. Accord cannot be certain whether the proposed reform will be adopted or when it will be adopted. Accord also does not know what form any reform will ultimately take or what effect it will have on Accord or on persons who purchase Accord's ordinary shares.

IT MAY BE DIFFICULT TO ENFORCE A U.S. JUDGMENT AGAINST ACCORD, ACCORD'S OFFICERS AND DIRECTORS AND SOME OF THE EXPERTS NAMED IN THE PROXY STATEMENT/PROSPECTUS.

         Service of process upon Accord, which is incorporated in Israel, and upon Accord's directors and officers and Accord's Israeli auditors, some of whom reside outside the United States, may be difficult to effect within the United States. Because many of Accord's assets and some of Accord's directors and officers are located outside the United States, any judgment obtained in the United States against Accord or any of these directors and officers may not be collectible within the United States.